                                                                   Exhibit 10.25

                              EMPLOYMENT AGREEMENT

            AGREEMENT dated September 13, 2007, by and between NUCO2 INC., a
Florida corporation having its principal executive office at 2800 SE Market
Place, Stuart, Florida 34997 (hereinafter referred to as the "Corporation"), and
ERIC M. WECHSLER, residing at 9550 S. Ocean Drive, Jensen Beach, FL 34957
(hereinafter referred to as the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Corporation desires to employ the Executive and the
Executive desires to be employed by the Corporation upon the terms and subject to the conditions hereinafter set forth,

            NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, it is agreed as follows:

                     ARTICLE 1 - EMPLOYMENT TERMS AND DUTIES

            1.1 The Corporation hereby agrees to employ the Executive and the
Executive agrees to work for the Corporation as its General Counsel and
Secretary. The Executive shall serve as and perform the duties of General
Counsel and Secretary of the Corporation during the Term (defined hereinafter)
of this Agreement.

            1.2 The Executive agrees to devote his full business time during regular business hours to working for the Corporation and performing such duties as shall from time to time be assigned to him by the Board of Directors of the
Corporation or the Chief Executive Officer of the Corporation consistent with his position as General Counsel and Secretary. During the Term of his employment hereunder, the Executive shall have no interest in, or perform any services during regular business hours for any other company, whether or not such company is competitive with the Corporation, except that this prohibition shall not be deemed to apply to passive investments in businesses not competitive with the business of the Corporation or to investments of 5% or less of the outstanding stock of public companies whose stock is traded on a national securities exchange or in the over-the-counter market. For purposes of this Paragraph l.2, a "passive investment" shall be deemed to mean investment in a business which does not require or result in the participation of the Executive in the management or operations of such business except during times other than regular business hours and which does not interfere with his duties and responsibilities to the Corporation. Nothing contained herein shall limit the right of the

Executive to make speeches, write articles or participate in public debate and discussions in and by means of any medium of communication or serve as a director or trustee of any non-competing corporation or organization, provided that such activities are not inconsistent with the Executive's obligations hereunder.

            1.3 Consistent with the Executive's aforesaid duties the Executive shall, at all times during the Term hereof, be subject to the supervision and direction of the Board of Directors of the Corporation and the Chief Executive
Officer with respect to his duties, responsibilities and the exercise of his powers.

            1.4 The services of the Executive hereunder shall be rendered primarily at the Corporation's principal executive office currently in Stuart,
Florida; provided, however, that the Executive shall make such trips outside of
Stuart, Florida as shall be reasonably necessary in connection with the
Executive's duties hereunder.

            1.5 The term of the Executive's employment hereunder shall commence upon the date of this Agreement and such employment shall continue, except as otherwise provided herein, through July 30, 2009 (the "Term").

                            ARTICLE 2 - COMPENSATION

            2.1 The Corporation shall pay to the Executive during the Term of his employment by the Corporation and the Executive shall accept as his entire compensation for his services hereunder:

      (a) A base salary ("Base Salary") at the rate of $258,000 per annum, payable in accordance with the Corporation's regular payment schedule for its employees. The Base Salary will be reviewed annually and may be increased from time to time by the Board of Directors or Chief Executive Officer of the
Corporation.

      (b) During the Term of this Agreement and subject to the provisions hereof, the Executive shall be entitled, commencing with respect to fiscal year ending June 30, 2008 (and on each June 30 thereafter during the Term of this
Agreement), to an annual bonus based upon the relative performance of the
Corporation and the Executive for the applicable fiscal year. The bonus may be comprised of options to purchase shares of the Corporation's common stock, $.001 par value per share ("Common Stock") granted in accordance with the provisions of the Corporation's 2005 Executive Management Stock Option Plan, and cash payments, the relative amounts of which will be determined in good faith by the
Chief Executive Officer, in his sole discretion, and approved by the

Corporation's Board of Directors. The Corporation achieving its projected EBITDA and other operating and financial criteria as projected in the Corporation's business plan established by its Board of Directors for the applicable fiscal year shall be the major considerations in determining the amount of the annual bonus. The annual cash bonus will have a target of thirty-five percent (35%) of
Base Salary ("the "Target Cash Bonus") based on the full achievement of its projected EBITDA and other operating and financial criteria as projected in the
Corporation's business plan approved by the Board of Directors and the Executive meeting individual achievement goals recommended by the Executive and approved by the Chief Executive Officer. Any Target Cash Bonus earned shall be paid no later than August 31st following the end of the applicable fiscal year.

      (c) The Corporation will reimburse the Executive for his necessary and reasonable out-of-pocket expenses incurred in the course of his employment and in connection with his duties hereunder.

      (d) The Corporation will provide the Executive with medical insurance coverage under the Corporation's group medical insurance policy and the
Executive shall be entitled to participate in all other health, welfare, retirement, disability, and other benefit plans, if any, available to employees and senior executives of the Corporation (collectively, the "Benefit Plans").

      (e) The Executive shall be entitled to paid vacation and/or sick days during each twelve (12) month period during the Term of this Agreement of the same duration as provided to other executive officers of the Corporation, but in no event shall he receive less than four (4) weeks paid vacation per year.

                             ARTICLE 3 - TERMINATION

            3.1 Except as otherwise provided herein, the Term of the employment of the Executive shall terminate:

                (a) automatically upon the death of the Executive or voluntary termination of employment by the Executive other than for Good Reason (as such term is defined in Paragraph 5.3 below);

                (b) at the option of the Corporation, upon written notice
thereof to the Executive, in the event that the Executive shall become permanently incapacitated (as hereinafter defined);

                (c) at the option of the Corporation, upon thirty (30) days'
prior written notice thereof to the Executive specifying the basis thereof, in the event that the Executive (i) engages in any criminal conduct constituting a felony and criminal charges are brought against the Executive by a governmental authority, (ii) knowingly and willfully fails or refuses to perform his duties and responsibilities in a manner consistent with his position and other officers of similar position in the Corporation to the reasonable satisfaction of the
Board of Directors of the Corporation, or (iii) knowingly and willfully engages in activities which would constitute a material breach of any term of this
Agreement, or any applicable policies, rules or regulations of the Corporation or results in a material injury to the business condition, financial or otherwise, results of operation or prospects of the Corporation, as determined in good faith by the Board of Directors of the Corporation ("Cause"), and such activity is not cured by the Executive within the thirty (30) day notice period provided to the Executive. For purposes of this Agreement, termination pursuant to this Paragraph 3.1(c) shall be deemed a termination "for cause".

                For purposes of this Agreement, the Executive shall be deemed permanently incapacitated in the event that the Executive shall, by reason of his physical or mental disability, fail to substantially perform his usual and regular duties for the Corporation for a consecutive period of four (4) months or for six (6) months in the aggregate in any eighteen (18) month period;
provided, however, that the Executive shall not be deemed permanently incapacitated unless and until a physician, duly licensed to practice medicine and reasonably acceptable to the Corporation and the Executive, shall certify in writing to the Corporation that the nature of the Executive's disability is such that it will continue as a substantial impediment to the Executive's ability to substantially perform his duties hereunder.

                (d) At the option of the Corporation within its sole and
complete discretion upon thirty (30) days' prior written notice.

            3.2  Notwithstanding anything to the contrary contained herein:

                (a) In the event that the Executive shall die during the Term of this Agreement, the Corporation shall, in lieu of any other compensation payable hereunder, pay to the beneficiaries theretofore designated in writing by the
Executive (or to the Executive's estate if no such beneficiaries shall have been designated), a sum equal to one hundred percent (100%) of the compensation payable to the Executive during the twelve (12) month period immediately preceding the Executive's death, payable in twelve (12) equal monthly installments, without interest, commencing one month following such death. The
Executive's estate shall retain all stock options vested prior to his death, if any. To the extent that the Corporation receives the proceeds on any life insurance on the life of the Executive (as provided in Paragraph 3.2(d)) such proceeds shall be paid, promptly after receipt (but no later than thirty (30)
days after the Corporation has received such proceeds), to the beneficiaries theretofore designated in writing by the Executive (or the Executive's estate if no such beneficiaries shall have been designated) to fund the obligations under this Paragraph 3.2(a) and shall reduce such obligations on a dollar for dollar basis. The balance, if any, due the Executive under this Paragraph 3.2(a) shall thereafter be paid in twelve (12) equal monthly installments, without interest, commencing one month following the Executive's death.

                (b) In the event that the employment of the Executive shall be terminated by reason of the Executive becoming permanently incapacitated, then, as additional consideration for his past services to the Corporation, he shall receive one hundred percent (100%) of his then current annual Base Salary, in equal monthly installments, without interest, for a period of twelve (12) months from the date of such termination. Such payments shall be in addition to all income disability benefits, if any, which the Executive may receive from policies provided by or through the Corporation, including state-required short term disability. The Executive or, if applicable, his estate shall retain all stock options vested prior to his disability, if any.

                (c) In the event of a termination of the Executive's employment
"for cause" as defined in Paragraph 3.1(c) above or voluntarily by the Executive other than for Good Reason, the Executive shall not be entitled to (i) any payments other than such compensation as shall have been earned by him prior to the date of such termination and not paid as of the date of such termination, or
(ii) any bonus pursuant to Paragraph 2.1(b). The Executive shall retain all stock options vested prior to the termination of his employment.

                (d) In the event that the Corporation shall desire to fund the death benefits payable under Paragraph 3.2(a) above with a policy or policies of insurance on the life of the Executive or the disability benefits payable under
Paragraph 3.2(b) above with a disability policy, the Executive shall cooperate with the Corporation in obtaining such insurance policy(ies) and shall submit to such medical examinations and execute such documents as may be required in connection with the obtaining of such insurance.

                (e) In the event the Executive's employment is terminated at the discretion of the Corporation pursuant to Paragraph 3.1(d), he will be paid one
(1) year's current Base Salary in equal quarterly installments during the one
(1) year following the termination of employment and shall retain all stock options which vested prior to the termination of his employment.

                (f) In the event of any termination of the Executive's
employment pursuant to this Article 3 other than "for cause" as defined in
Paragraph 3.1(c), the Executive and/or his dependents and beneficiaries shall continue to participate during the applicable period of salary continuation in all medical insurance and related benefits provided by the Corporation on the same basis as prior to the date of his termination.

                        ARTICLE 4 - RESTRICTIVE COVENANTS

            4.1 CONFIDENTIAL INFORMATION.

                The Executive acknowledges that, because of his duties and his position of trust under this Agreement, he will become familiar with trade secrets and other confidential information (including, but not limited to, operating methods and procedures, secret lists of actual and potential sources of supply, customers and employees, costs, profits, markets, sales and plans for future developments) which are valuable assets and property rights of the
Corporation and not publicly known and Executive acknowledges that public disclosure of such trade secrets and other confidential information will have an adverse effect on the Corporation and its business. Except in connection with the performance of his duties for the Corporation, the Executive agrees that he will not, during or at any time after the Term of this Agreement, either directly or indirectly, disclose to any person, entity, firm or corporation such trade secrets or other confidential information, including, but not limited to, any facts concerning the systems, methods, secret lists, procedures or plans developed or used by the Corporation, and not to release, use, or disclose the same except with the prior written consent of the Corporation. The Executive agrees to retain all such trade secrets and other confidential information in a fiduciary capacity for the sole benefit of the Corporation, its successors and assigns. All records, files, memorandums, reports, price lists, customer lists, secret lists, documents, equipment, systems, methods, procedures and plans, and the like, relating to the business of the Corporation, which the Executive shall use or prepare or come into contact with, shall remain the sole property of the
Corporation. Upon termination of his employment by the Corporation or at any time that the Corporation may so request, the Executive will surrender to the
Corporation all non-public papers, notes, reports, plans and other documents
(and all copies thereof) relating to the business of the Corporation which he may then possess or have under his control.

            4.2 NON-COMPETE. The Executive acknowledges that (i) the services to be performed by him under this Agreement are of a special, unique, extraordinary and intellectual character; (ii) the Executive possesses substantial technical and managerial expertise and skill with respect to the Corporation's business;
(iii) the Corporation's business is national in scope and its products and services are marketed throughout the nation; (iv) the Corporation competes with other businesses that are or could be located in any part of the nation; (v) the covenants and obligations of Executive under this Paragraph 4.2 are material inducement and condition to the Corporation's entering into this Agreement and performing its obligations hereunder; and (vi) the provisions of this Paragraph
4.2 are reasonable and necessary to protect the Corporation's business.

                In consideration of the acknowledgement by the Executive above, and in consideration of the compensation and benefits (including the payments described in Paragraphs 3.2(e) and 5.1(c)) to be paid or provided to the
Executive by the Corporation, the Executive covenants that he will not, during the Term and for a period of two (2) years following the expiration or earlier termination of this Agreement, without the prior written consent of the
Corporation, directly or indirectly:

                (a) knowingly solicit any business, in the same product or business line or one that is closely related to that in which the Executive was engaged during his employment, for or from, or become associated with, as principal, agent, employee, consultant, or in any other capacity, any person who, or entity which, at the time of, or during the twelve (12) months immediately preceding such expiration or termination was in direct competition with the Corporation; or

                (b) become a principal, agent, employee, consultant, or
otherwise become associated with any person or entity which is engaged in direct or indirect competition (I.E., doing indirectly through others what the
Executive could not do directly) with the Corporation.

            4.3 ENFORCEMENT. The Executive acknowledges that the services provided by him pursuant to this Agreement are of a unique nature and of extraordinary value and of such a character that a material breach of the provisions of either Paragraphs 4.1 or 4.2 of this Agreement by the Executive will result in irreparable damage and injury to the Corporation for which the
Corporation will not have any adequate remedy at law. Therefore, in the event that the Executive commits or threatens to commit any such breach, the
Corporation will have (a) the right and remedy to have the provisions of

Paragraphs 4.1 and 4.2 of this Agreement specifically enforced by any court having equity jurisdiction, it being agreed that in any proceeding for an injunction, and upon any motion for a temporary or permanent injunction, the
Executive's ability to answer in damages shall not be a bar or interposed as a defense to the granting of such injunction and (b) the right and remedy to require the Executive to account for and to pay over to the Corporation all compensation, profits, monies, accruals, increments and other benefits
(hereinafter referred to collectively as the "Benefits") derived or received by him as a result of any transactions constituting a breach of any of the provisions of Paragraphs 4.1 and 4.2 of this Agreement, and the Executive hereby agrees to account for and pay over such Benefits to the Corporation. Each of the rights and remedies enumerated in (a) and (b) above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity.

                If any covenant in this Article 4 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time, or geographic area, or all of them, as the court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the
Executive. The undertakings of Article 4 shall survive the termination or cancellation of the Agreement or of the Executive's termination.

                          ARTICLE 5 - CHANGE OF CONTROL

            5.1  COMPENSATION. If prior to the expiration of the Term of this
Agreement, there is a Change of Control (defined in Paragraph 5.2 below) and thereafter, within two (2) years of the Change in Control the Executive should resign his employment for Good Reason (as defined in Paragraph 5.3 below), the
Executive shall be entitled to the following compensation:

                (a) Continuation of all benefits, including without limitation medical, dental and life insurance for one (1) year following the date of termination, or until the date on which the Executive first becomes eligible for insurance coverage of a similar nature provided by a firm that employs him following termination of employment by the Corporation, whichever occurs first.

                (b) Immediate vesting of any granted but unvested options to purchase Common Stock of the Corporation held by the Executive.

                (c) An amount equal to the greater of (i) the Executive's then current annual Base Salary and the Executive's Target Cash Bonus for the then current year (such Target Cash Bonus calculated as if the targets had been met in the event the Target Cash Bonus cannot be calculated as of the date of the termination of the Executive's employment) and (ii) three hundred forty-eight thousand three hundred dollars ($348,300) to be paid within sixty (60) days of termination of employment (except as provided in Paragraph 6.8). The parties agree that the amount of $258,000 payable pursuant to this Paragraph 5.1(c)
shall be treated as paid for in consideration for the non-compete provisions set forth in Paragraph 4.2 and shall be subject to the enforcement provisions set forth in Paragraph 4.3 and the balance shall be treated as severance.

            5.2 CHANGE OF CONTROL. For the purposes of this Agreement, a Change of Control means during any twelve (12) month period (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all (50% or more) of the assets of the Corporation to any person or entity or group of persons or entities acting in concert as a partnership or other group (a "Group of Persons"), (ii) the merger, consolidation or other business combination of the Corporation with or into another corporation with the effect that the shareholders of the Corporation, as the case may be, immediately following the merger, consolidation or other business combination, hold 50% or less of the combined voting power of the then outstanding securities of the surviving corporation of such merger, consolidation or other business combination ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, (iii) the replacement of a majority of the Corporation's Board of Directors in any given year as compared to the directors who constituted the Corporation's Board at the beginning of such year, and such replacement shall not have been approved by the
Corporation's Board of Directors, as the case may be, as constituted at the beginning of such year, or (iv) a person or Group of Persons shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of
Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of such corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors.

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Corporation and Executive
(collectively, the "Payments") (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the
"Code") and (ii) but for this Paragraph 5.2 would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either
(x) in full or (y) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code;
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive's receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the
Corporation otherwise agree in writing, any determination required under this
Section shall be made in writing by the Corporation's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Corporation for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of
Section 280G and 4999 of the Code. The Corporation and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The
Corporation shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Paragraph. If any Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the shareholder approval requirements of section 280G(b)(5) of the
Code are satisfied, the Corporation shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. If the limitation set forth in this Paragraph 5.2 is applied to reduce an amount payable to Executive, and the Internal Revenue
Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to Executive without being subjected to any excise tax, then, unless it would be unlawful for the Corporation to make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Corporation as though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 120% of the

                                       10

applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

            5.3 GOOD REASON. The Executive shall have Good Reason for
terminating his employment with the Corporation under this Agreement if one or more of the following events (each, an "Event") occurs:

       (a) an involuntary change in the Executive's status or position with the
Corporation which constitutes a demotion from the Executive's then current status or position and a material change in the nature or scope of powers, authority or duties inherent in such position;

       (b) layoff or involuntary termination of the Executive's employment, except in connection with the termination of the Executive's employment for
Cause or as a result of the non-renewal of this Agreement or of the Executive's disability or death;

       (c) a reduction by the Corporation in the Executive's compensation;

       (d) any action or inaction by the Corporation that would adversely affect the Executive's continued participation in any Benefit Plan on at least as favorable basis as was the case at the time of such action or inaction, or that would materially reduce the Executive's benefits in the future under the Benefit
Plan or deprive him of any material benefits that he then enjoyed, except to the extent that such action or inaction by the Corporation (i) is also taken or not taken, as the case may be, in respect of all employees generally, (ii) is required by the terms of any Benefit Plan as in effect immediately before such action or inaction; or (iii) is necessary to comply with applicable law or to preserve the qualification of any Benefit Plan under section 401(a) of the Code;

       (e) a material change of the principal work location; or

       (f) the failure of the Corporation, its successor or any Group of Persons acquiring substantially all of the assets of the Corporation to assume any and all terms of this Agreement; or

       (g) a material breach of this Agreement by the Corporation, its successor of any Group of Persons acquiring substantially all of the assets of the
Corporation.

       Notwithstanding the foregoing, the Executive shall not have Good Reason unless he has, within ninety (90) days of the Event, notified the Corporation of the Event in the manner set forth in Paragraph 6.5 and the Event remains uncured for a period of thirty (30) days after the Executive provides notice of the
Event.

                                       11

            5.4 ARBITRATION. In the event that the Executive reasonably believes that he has Good Reason to terminate his employment in reliance upon Paragraph
5.3 hereof, and if the Corporation disagrees with the Executive's belief that he has Good Reason to terminate his employment in reliance upon Paragraph 5.3 hereof, such unresolved dispute or controversy arising thereunder or in connection therewith shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall take place in Martin County, Florida before a panel of three arbitrators who shall be mutually agreed upon by the Corporation and the Executive. The exclusive question for the arbitrators shall be whether or not Good Reason for the termination exists. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding on whether "Good Reason" exists.
Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration hearing shall be borne by the Corporation. Each party shall bear its own counsel's fees and expenses.

                            ARTICLE 6 - MISCELLANEOUS

            6.1 SEVERABILITY. In the event that any provision, or any portion of any provision, of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement, and the remaining portion of any provision found void or unenforceable in part only, shall continue in full force and effect.

            6.2 REPRESENTATIONS AND WARRANTIES BY THE EXECUTIVE. The Executive
represents and warrants that he has made no commitment of any kind whatsoever inconsistent with the provisions of this Agreement and that he is under no disability of any kind to enter into this Agreement and to perform all of his obligations hereunder.

            6.3 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns. This Agreement being personal to the Executive, cannot be assigned by him. This Agreement may be assigned by the Corporation in the event and in connection with a merger, consolidation or sale of all or substantially all of the assets of the Corporation provided that the assignee agrees in writing to assume all of the obligations of the Corporation under this Agreement and such assignment shall not relieve the Corporation of its obligations hereunder.
Prompt written notice of such assignment shall be provided by the Corporation to the Executive.

                                       12

            6.4 JURISDICTIONAL CONSENT. Except as specifically set forth herein, any dispute or controversy between the parties relating to or arising out of this Agreement, or any amendment or modification hereof shall be determined by the Circuit Court, County of Martin, State of Florida. The service of any notice, process, motion or other document in connection with an action under this Agreement, may be effectuated by either personal service upon a party or by certified mail directly addressed to him at his address set forth on Page 1 hereof.
            6.5 NOTICES. Any notice or communication required or permitted to be given hereunder shall be deemed duly given if delivered personally or sent by registered or certified mail, return receipt requested, to the address of the intended recipient as herein set forth or to such other address as a party may theretofore have specified in writing to the other. Any notice or communication intended for the Corporation shall be addressed to the attention of its Board of
Directors.

            6.6 WAIVER. A waiver of any breach or violation of any term, provision, agreement, covenant, or condition herein contained shall not be deemed to be a continuing waiver or a waiver of any future or past breach or violation.

            6.7 ENTIRE AGREEMENT/GOVERNING LAW. This Agreement constitutes the entire agreement and understanding between the Corporation and the Executive relating to the latter's employment, supersedes any prior agreement between the parties relating to such matter, shall be governed by and construed in accordance with the laws of the State of Florida and may not be changed, terminated or discharged orally.

            6.8 SECTION 409A. It is the intention of the parties hereto that this Agreement comply strictly with the provisions of Section 409A of the Code, and Treasury Regulations and other Internal Revenue Service guidance (the
"Section 409A Rules"). Accordingly, this Agreement, including, but not limited to, any provision relating to severance payments, Change in Control payments or the terms of any grants of stock options hereunder, including, but not limited to, the timing of payments, may be amended from time to time with the consent of the Executive as may be necessary or appropriate to comply with, and to avoid adverse tax consequences under the Section 409A Rules. The Executive agrees that no payment will be made to him until such time as the payment may be made without the imposition of the 20% excise tax imposed by Section 409A of the Code by virtue of Section 409A(a)(2)(B)(i) of the Code (which, if applicable, generally provides that no payment, other than certain severance payments, may

                                       13

be made to a key employee of a public company prior to the date that is six months following separation from service within the meaning of Section 409A of the Code).

            IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

                                          NUCO2 INC.

                                          By: /s/ Michael E. Dedomenico
                                              ----------------------------------
                                              Name: Michael E. DeDomenico
                                              Title: Chairman and CEO

                                             /s/ Eric M. Wechsler
                                             -----------------------------------
                                             ERIC M. WECHSLER

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279658.3